                                                               Exhibit (a)(1)(i)

                        [WATCHGUARD LOGO APPEARS HERE]

                              Offering Memorandum:
                     Offer to Exchange Certain Outstanding
                                 Stock Options



                                 July 2, 2001

                         WATCHGUARD TECHNOLOGIES, INC.

              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

  The Offer and your participation and withdrawal rights expire at 5:00 p.m., Pacific time, on Tuesday, July 31, 2001 (unless the Offer is extended).

     As more fully described in the attached disclosure document for the Offer to Exchange Certain Outstanding Stock Options (the "Offering Memorandum"), WatchGuard Technologies, Inc. is offering to cancel and exchange outstanding stock options to purchase shares of our common stock that were granted under our 1996 Stock Incentive Compensation Plan and our 2000 Stock Option Plan and have an exercise price equal to or greater than $15 per share. In addition, any options granted to a participating optionee within the six months preceding the date on which we cancel the options that have a lower exercise price than any option he or she tenders (including any such options with an exercise price of less than $15) will automatically be tendered for cancellation and exchange. We intend to exchange the cancelled options for replacement stock options that we will grant at least six months and one day after the date on which we cancel the options we accept for exchange. The exercise price of the replacement options will be the fair market value of our common stock on the date they are granted, which could be higher or lower than the exercise price of the options for which they were exchanged. Except as described in the Offering Memorandum, the replacement options will be vested and exercisable to the same degree as the original options would have been had they not been cancelled. All optionees who are employees (including officers), consultants or directors of WatchGuard or our subsidiaries are eligible to participate in the option exchange. The option exchange will be effected on the terms and subject to the conditions described in the Offering Memorandum.

     Before deciding whether to tender your options for exchange, you should carefully review the Offering Memorandum and the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and Agreement to Grant Replacement Option (Attachment C) (collectively, the "Offer"), and the information on WatchGuard's business and financial status to which we refer you in the Offering Memorandum. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options. You must decide, together with your own legal, financial or other advisors, whether or not to tender your options.

     We are not making this offer to, and we will not accept any tender of options from, optionees in any jurisdiction in which the Offer or the acceptance of tendered options would be unlawful. At our discretion, however, we may take any actions necessary to enable us to make the Offer to optionees in any such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options pursuant to the Offer. You should rely only on the information contained in the Offering Memorandum, the accompanying form documents and the information to which we refer you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer that is different from the information and representations contained in the Offering Memorandum and the accompanying form documents, and you should not rely on any such recommendation, representation or information as having been authorized by us.

     We must receive all required tender documents no later than 5:00 p.m., Pacific time, on Tuesday, July 31, 2001 (or, if we extend the Offer, no later than 5:00 p.m. on the last day of the extended Offer period). You may not tender options, or change a previous election to tender, after this time.

                               TABLE OF CONTENTS

                                                                            Page
SUMMARY: FREQUENTLY ASKED QUESTIONS........................................   1

RISK FACTORS RELATING TO THE OFFER.........................................  11

THE OFFER..................................................................  14

1.   ELIGIBLE OPTIONS; REPLACEMENT OPTIONS; EMPLOYMENT STATUS; EXPIRATION
     AND EXTENSION OF OFFER; NOTIFICATION..................................  14

2.   TERMS OF REPLACEMENT OPTIONS..........................................  16

3.   PURPOSE OF THE OFFER; NO EXTRAORDINARY TRANSACTIONS; NO
     RECOMMENDATION........................................................  18

4.   PROCEDURE FOR TENDERING OPTIONS.......................................  19

5.   WITHDRAWAL OR CHANGE OF ELECTION......................................  21

6.   ACCEPTANCE AND CANCELLATION OF OPTIONS; GRANT OF REPLACEMENT OPTIONS;
     NO OPTION GRANTS BETWEEN CANCELLATION AND REPLACEMENT.................  22

7.   CONDITIONS TO THE OFFER; WAIVER OF CONDITIONS.........................  23

8.   SOURCE AND AMOUNT OF CONSIDERATION....................................  24

9.   EFFECT OF A CHANGE OF CONTROL BEFORE THE REPLACEMENT GRANT DATE.......  24

10.  U.S. FEDERAL INCOME TAX CONSEQUENCES..................................  25

11.  INFORMATION ABOUT WATCHGUARD..........................................  27

12.  FINANCIAL INFORMATION.................................................  28

13.  PRICE RANGE OF COMMON STOCK; DIVIDENDS; PRIOR PUBLIC OFFERINGS; PRIOR
     PURCHASES OF SUBJECT SECURITIES.......................................  29

14.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS IN THE OPTIONS;
     AGREEMENTS INVOLVING THE OPTIONS......................................  29

15.  STATUS OF OPTIONS ACQUIRED IN THE OFFER; ACCOUNTING CONSEQUENCES OF
     THE OFFER.............................................................  30

16.  LEGAL MATTERS; REGULATORY APPROVALS...................................  31

17.  EXTENSION OF OFFER; TERMINATION; AMENDMENT; NOTIFICATION..............  31

18.  FEES AND EXPENSES.....................................................  33

19.  ADDITIONAL INFORMATION................................................  33

20.  MISCELLANEOUS.........................................................  34

GLOSSARY OF DEFINED TERMS..................................................  36

ATTACHMENTS
-----------

A.   ELECTION FORM

B.   FORM OF NOTICE OF CHANGE OF ELECTION

C.   FORM OF AGREEMENT TO GRANT REPLACEMENT OPTION

                              OFFERING MEMORANDUM

                                      FOR

              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

                      Summary: Frequently Asked Questions

     This section summarizes, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 14 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum and the accompanying Election Form, Notice of Change of Election and Agreement to Grant Replacement Options, as well as the information to which we refer you. We have included page numbers to refer you to a more detailed discussion contained elsewhere this Offering Memorandum.

General Questions About the Offer and the Option Exchange Program
-----------------------------------------------------------------

 .  What is the Offer?

     We are offering to exchange outstanding stock options to purchase shares of WatchGuard common stock, with an exercise price equal to or greater than $15, that we granted to eligible optionees under our 1996 Stock Incentive Compensation Plan and our 2000 Stock Option Plan (the "Plans") before the commencement of the Offer. In addition, any options granted to you within the six months preceding the Cancellation Date (as defined below) that have a lower exercise price that any option you tender (including any such options with an exercise price below $15) will automatically be tendered for exchange. In exchange for each cancelled option, subject to the terms and conditions of the Offer, you will be entitled to receive a replacement option on the date (the "Replacement Grant Date") that is six months and one day (or as soon as practicable thereafter) after the day on which we cancel your option (the "Cancellation Date"), provided you have the same relationship as an employee, consultant or director (as applicable) of WatchGuard, our subsidiary or any successor company in a merger or acquisition (as applicable) (your "Service Status") on the Replacement Grant Date as you had with us on the Cancellation Date. The exercise price of the replacement option will be equal to the average of the high and low sales prices of a share of our common stock as reported on the Nasdaq National Market (the "Fair Market Value") on the Replacement Grant Date. Except as described below, each replacement option will be vested and exercisable to the same degree as your original option would have been had it not been cancelled. (Pages 16-17)

 .  Why is WatchGuard making the Offer?

     One of the keys to the success of our business is the retention of our most valuable asset, our team of employees, consultants and directors. We are making the Offer because some of our outstanding options, whether or not currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our common stock. We believe that, because our employees, consultants and directors are unlikely to exercise these "out-of-the-money" options in the foreseeable future, these options do not provide the incentive to participate in our growth and success and to acquire and maintain stock ownership in WatchGuard that we intended them to have.

     This voluntary option exchange program will allow eligible optionees to exchange out-of-the-money options for replacement options that will have exercise prices equal to the Fair Market Value on the Replacement Grant Date. Through this option exchange program, we intend to provide our eligible employees, consultants and directors with the benefit of owning options that, over time, may have a greater potential to increase in value and create better performance incentives, thereby maximizing stockholder value. Because we will not grant the replacement options until at least six months and one day after the Cancellation Date, however, the replacement options may have a higher exercise price than the cancelled options. (Page 17)

 .  Who is eligible to participate?

     Eligible optionees include all optionees who are employees (both full and part time, and including officers), consultants or directors of WatchGuard or our subsidiaries on the date the Offer commences. As discussed more fully below and elsewhere in this Offering Memorandum, however, if you tender one or more options for exchange but do not have the same Service Status on the Replacement Grant Date as you had on the Cancellation Date, you will not receive a replacement option or any other consideration for your cancelled option.

     You may submit for cancellation and exchange under the Offer any options (or unexercised portions of partially exercised options) that were granted under one of the Plans, have an exercise price equal to or greater than $15 per share, and will be outstanding on the Cancellation Date. In addition, in order to be eligible to participate in the Offer, you must agree to the automatic tender of any options that were granted to you within the six months preceding the Cancellation Date and have an exercise price lower than the exercise price of any option you tender (including any such options with an exercise price below $15). For example, if you tender an option with an exercise price of $40 per share and the Cancellation Date is August 1, 2001, then you will automatically tender any option granted to your on or after February 1, 2001 that has an exercise price of less than $40. (Pages 14-15)

 .  How does the option exchange program work?

     If you are an eligible optionee who wishes to participate in the Offer, you must make a voluntary election to cancel and exchange one or more eligible options before 5:00 p.m., Pacific time, on Tuesday, July 31, 2001 (or, if the Offer is extended, on or before the last day of the extended Offer period) (the "Expiration Time"). Your election to tender an option, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. As promptly as practicable after the Cancellation Date, we will issue to you, for each option that you tender and we cancel, an Agreement to Grant Replacement Option in which we will commit to grant to you a replacement option to purchase the same number of shares of our common stock as were subject to your cancelled option, so long as you have the same Service Status on the Replacement Grant Date as you had on the Cancellation Date. The replacement option will have the same terms and conditions as the cancelled option, except that (a) the exercise price per share will be equal to the Fair Market Value on the Replacement Grant Date and (b) the replacement option will be vested and exercisable at grant as to the number of shares that would have vested under the cancelled option as of the date had that option not been cancelled and will continue to vest on the monthly anniversary of the Replacement Grant Date, as discussed below. (Pages 14-16)

 .  What do I need to do to participate in the Offer?

     To tender options for exchange, you must complete, sign and date an Election Form and ensure that we receive it, together with any other required documents, before the Expiration Time. You may deliver the required documents to us in one of the following ways: you may hand-deliver them to Janice Clusserath, our Director of Human Resources, and obtain a written receipt; send them by fax to (206) 613-6600 and obtain a fax confirmation; or send them by registered mail (signature at delivery required) or overnight courier (signature at delivery required) to

     Janice Clusserath
     Director of Human Resources
     WatchGuard Technologies, Inc.
     505 Fifth Avenue South, Suite 500
     Seattle, WA  98104-3892
     Phone: (206) 613-6616

If we do not receive your complete and correct Election Form and other required documents before the Expiration Time, you will not be able to exchange your options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents and the documents and the validity, eligibility (including time of receipt) and acceptance of tenders. (Page 20)

Questions About Repricing and Alternatives to the Option Exchange Program
-------------------------------------------------------------------------

 .  Is this option exchange program a repricing?

     No. We do not believe that the Offer to exchange options constitutes an option repricing under current accounting rules. In an option repricing, an option would either be (a) immediately repriced or (b) cancelled and replaced with a replacement option within six months of the cancellation. A grant repricing would result in negative accounting consequences, as described below.

 .  Why can't WatchGuard just reprice my options, as other companies have done?

     The accounting standards of the Financial Accounting Standards Board require variable accounting treatment for repriced options (or option grants that are deemed to be repricings). In variable accounting, a company must record a charge against its earnings in each quarter until the repriced option is exercised, cancelled or expired, for an amount equal to the difference between the new exercise price of the repriced option and the then fair market value of the underlying stock. If we were to simply reprice options, the resulting accounting consequences could seriously harm our operating results.

 .  Why can't WatchGuard just grant me additional stock options?

     Because we have a large number of out-of-the-money options currently outstanding, if we simply granted additional options to all of the optionees, the exercise of those additional options could cause excessive stockholder dilution negatively affect our future earnings per share.

Questions About Options Submitted for Exchange
----------------------------------------------

 .  Which options can I elect to tender?

     If you accept the Offer, you may elect to tender any option that was granted under one of our Plans, has an exercise price equal to or greater than $15 and is outstanding at the Expiration Time. You may also be required to automatically tender options, as discussed in the next question. (Pages 14-15)

 .  Can I choose which options to tender, if I have multiple options?

     You may tender one or more, or none, of your eligible options. Except as described below with respect to an option with a lower exercise price granted to you within six months preceding the Cancellation Date, your election to tender or hold your options is entirely at your discretion.

     If you tender one or more eligible options, any options with a lower exercise price than the tendered option that were granted to you within the six months preceding the Cancellation Date will be automatically tendered as well. We currently expect to cancel properly tendered options on August 1, 2001, which means that unless we extend the Offer as described in this Offering Memorandum and the Cancellation Date is correspondingly delayed, you must agree to automatically tender any options granted to you since February 1, 2001 that have a lower exercise price than any option you elect to tender (including any options with an exercise price below $15). (Pages 14-15)

 . Can I tender the remaining portion of an option that I have already partially exercised?

     You may tender the remaining unexercised portion of an eligible option that you have partially exercised. If we accept your election, you will receive a replacement option for the same number of shares as were subject to the unexercised portion of your cancelled option. (Page 20)

 .  Can I exchange only a portion of an option that I have not exercised?

     Because of accounting restrictions, you may not exchange only a portion of an outstanding option that has not yet been exercised. You must tender an unexercised option, or the remaining unexercised portion of a partially exercised option, in its entirety.

 .  If I elect to accept the Offer, what will happen to my options?

     If you elect to participate in the option exchange program, on the Cancellation Date we will cancel any option(s) that you have tendered for exchange and we have accepted. On the

Replacement Grant Date, provided you have the same Service Status as you had on the Cancellation Date, we will grant you a replacement option in exchange for your cancelled option. Because of accounting restrictions, you will not be eligible to receive any additional options until that date. (Pages 22-23)

Questions About Replacement Options
-----------------------------------

 .  How many shares will be subject to the replacement option?

     The number of shares subject to the replacement option will be equal to the number of shares subject to the cancelled option (or the remaining unexercised portion of the cancelled option, in the case of a partially exercised option). (Page 16)

 .  What will be the terms of the replacement option?

     We will grant the replacement option under the same Plan as the cancelled option was granted, pursuant to a new stock option agreement between you and us. Except for the exercise price and the number of shares that will be vested at grant (both of which are described below), your replacement option will have the same terms and be subject to the same conditions as your cancelled option. The replacement option will have a term of ten years, beginning on the Replacement Grant Date. (Pages 16-17)

 .  What will be the vesting schedule of the replacement option?

     The replacement option will vest on the same schedule as that of the cancelled option, except that a different portion of the replacement option will be vested and exercisable on the Replacement Grant Date. The replacement option will be vested and exercisable on the Replacement Grant Date as to the number of shares that would have been vested under the cancelled option as of the Replacement Grant Date had the cancelled option continued to vest on its original schedule. An additional 2.0833% of the replacement option (or the percentage specified in the stock option agreement for the cancelled option, if different) will vest thereafter on the monthly anniversary of the Replacement Grant Date, so long as you maintain your Service Status. (Pages 16-17)

     You should keep in mind that our stock options vest in monthly, not daily, installments: the portion of your option that vests monthly vests all at once on each one-month anniversary of your grant date. Your replacement option will not be vested with respect to any shares that would have vested under the cancelled option between your last monthly vesting date before the Replacement Grant Date and the Replacement Grant Date. That is, you will receive credit for the number of shares that actually would have been vested under the cancelled option as of the Replacement Grant Date, but you will not receive prorated vesting credit for any days between your last monthly vesting date and the Replacement Grant Date. The examples in Section 2 of this Offering Memorandum illustrate how we will calculate the vesting of the replacement option.

     You should note that your monthly vesting date will reset on the Replacement Grant Date and will become the monthly anniversary of the Replacement Grant Date. For example, even if your cancelled option vested on the 15th of each month, the replacement option granted on February 2, 2002 will not vest as to the next 2.0833% until March 2, 2002. (Page 17)

 .  What will be the exercise price of the replacement option?

     The exercise price of the replacement option will be the Fair Market Value on the Replacement Grant Date. The Replacement Grant Date will be at least six months and one day after the Cancellation Date, and we cannot predict what our stock price will be on that date. The exercise price of your replacement option may be higher than the exercise price of your cancelled option. Even if the exercise price of the replacement option is lower than the exercise price of the cancelled option, we cannot guarantee that our stock price, and therefore the value of your option, will increase or maintain the same level after the Replacement Grant Date. (Page 17)

 .  Will the replacement option be an ISO or an NSO?

     If the option we accept for exchange is an incentive stock option ("ISO"), the replacement option will also be an ISO to the extent it qualifies as an ISO under Section 422 of the Internal Revenue Code. For example, the Code provides that, to the extent the aggregate exercise price of shares subject to ISOs held by an optionee that first become exercisable in any calendar year exceeds $100,000, the portion that exceeds $100,000 will be treated as a nonqualified stock option (an "NSO"). Both the portion of your cancelled ISO(s) that became exercisable before the Cancellation Date and your replacement ISO(s) count toward your $100,000 limit. As a result, all or part of your replacement option(s) may not qualify for ISO treatment. (Page 26)

Questions About Participation in the Offer
------------------------------------------

 . What is the deadline to tender options, and what will happen if I do not turn in my Election Form by the deadline?

     The deadline to tender options is the Expiration Time, 5:00 p.m., Pacific time, on Tuesday, July 31, 2001, or such later time as we extend the Offer. We must receive your completed and signed Election Form(s) and any other required documents before the Expiration Time. We may, in our discretion, extend the Offer at any time, but we cannot guarantee that the Offer will be extended and, if extended, for how long. If we do not receive your documents before the Expiration Time, you will not be able to participate in the option exchange. All options you currently hold will remain intact, with their current exercise price, vesting schedule and other terms. (Pages 15-16)

     We reserve the right to reject any tendered option, including those submitted on Election Forms that we determine are not in the appropriate form (for example, those that do not contain all of the requested information or that contain incorrect or incomplete information) or that we determine are unlawful to accept. Otherwise, we plan to accept all properly and timely submitted elections to tender that are not validly withdrawn by the optionee before the Expiration Time. (Page 20)

 .  If I participate in the Offer, when will my current options be cancelled?

     Tendered options we accept for exchange under the Offer will be cancelled on the day after the Expiration Time, or as soon as practicable thereafter. (Page 20)

 .  When will the replacement options be granted?

     We will grant the replacement options on the Replacement Grant Date, which will be six months and one day after the Cancellation Date (or as soon as practicable thereafter). If we cancel the options accepted for exchange on August 1, 2001, the Replacement Grant Date will be on or about February 2, 2002. (Pages 22-23)

 . Why won't I receive my replacement options immediately after the expiration of the Offer?

     If we were to grant the replacement options earlier than six months and one day after the Cancellation Date, the new grants would be deemed to be repricings and we would be required to record a variable compensation expense against our earnings. By deferring the grant of the replacement options for at least six months and one day, we believe that we will not have to record that compensation expense. (Page 23)

 .  When will I receive my new stock option agreement?

     As soon as practicable after the Cancellation Date, we will send you an Agreement to Grant Replacement Option for each of your options we accept for exchange. We plan to send you a new stock option agreement for each replacement option within six to eight weeks after the Replacement Grant Date. (Page 22)

 .  May I withdraw or change my previous election to tender?

     You may withdraw or change a previous tender at any time before the Expiration Time. To do so, you must deliver to us before the Expiration Time, using hand delivery, fax, registered mail or overnight courier as described above, a completed Notice of Change of Election, in which you will specify either (a) the option(s) you now elect to tender (omitting any option(s) you no longer wish to tender) or (b) that you elect to withdraw all of your options and decline the Offer in its entirety. If you properly submit a Notice of Change of Election, your previously submitted Election Form will be disregarded to the extent specified in the Notice of Change of Election, and you will be deemed to have tendered only the options listed on the Notice of Change of Election (or to have withdrawn all of your options and declined to participate in the option exchange program, if you so specify). If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, you will be deemed to have withdrawn your tender of that option and may re-tender that option only by again following the change of election procedures described above. (Page 21)

 .  Am I eligible to receive options in the future if I participate in the Offer?

     Because current accounting rules deem the grant of an option within six months of cancellation of another option held by the same optionee to be a repricing, however, participants in the option exchange will not be eligible to receive any additional option grants until after the Replacement Grant Date. Any additional option grant(s) to you after the Replacement Grant Date will be made at the sole discretion of our board of directors. (Page 22)

Questions About Deciding Whether to Participate in the Offer
------------------------------------------------------------

 .  How should I decide whether or not to participate in the option exchange?

     We understand that this will be a challenging decision for many optionees. The exercise price of the replacement option may be higher than the exercise price of your current option, and there are no guarantees that your Service Status will not change before the Replacement Grant Date. You must therefore make your own decision whether to participate, which will depend largely on your assumptions about the future performance of our business, the future economic and equity market environments in the United States and worldwide, your continued relationship with WatchGuard, and other factors of personal importance to you.

     Before deciding whether to tender your options, you should consult with your personal legal, financial and tax advisors and carefully review the information regarding the Offer and our business and financial condition that we have provided or to which we refer you.

 .  What if my Service Status changes before the Replacement Grant Date?

     Any election to tender you make and do not withdraw before the Expiration Time will be irrevocable after that time. If your Service Status changes for any reason before your replacement option is granted on the Replacement Grant Date, you will not have the right to receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option. Changes in Service Status include, without limitation, (a) the termination of your employment, consulting or director relationship with us, our subsidiary or any successor company in a merger or acquisition (as applicable) for any reason, including termination without cause or with good reason and termination as a result of death or disability, and (b) a change in your status from employee to consultant for any reason, in any case regardless of whether the change in Service Status is effected by you, by us or our subsidiary or by our successor company. In other words, if you do not have the same Service Status on the Replacement Grant Date as you had with us on the Cancellation Date, regardless of the reason for the change, you will receive nothing in exchange for your cancelled option.

     You should also note that neither eligibility to participate nor actual participation in the Offer conveys any right to remain employed or engaged by WatchGuard or our subsidiaries (or any successor company in a merger or acquisition) or to retain the same Service Status. If your employment, consulting or director relationship is currently at will, it will continue to be at will and the Offer will not change your Service Status or the status of any existing employment or consulting agreements to which you may be a party.

 . What happens if WatchGuard is acquired by another entity before the Replacement Grant Date?

     It is possible that we could enter into a merger or other acquisition agreement with another entity before the Replacement Grant Date, although we have no plan to do so at this time.

Our Agreement to Grant Replacement Option is a binding contract. Under contract law, any successor company to WatchGuard would be obligated to honor that commitment unless it procures a waiver from the participating optionees. If, however, your Service Status with the acquiring company on the Replacement Grant Date were different than your Service Status with us on the Cancellation Date, for any reason, you would lose your right to receive a replacement option or any other consideration for your cancelled option, just as you would had we not been acquired. Unless you were to enter into an employment agreement with the acquiring company, your employment, consulting or director relationship with that company would be at will, terminable by either party at any time and for any reason or no reason, and you could be terminated by the acquiring company before the Replacement Grant Date. In addition, if we cancel your options and are then acquired before the Replacement Grant Date, you would lose the benefit of potential accelerated vesting that the Plans currently provide in specified circumstances in which we are acquired and you are terminated without cause or with good reason within two years, because you would have no options to accelerate.

     In any event, effecting a merger or acquisition transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the market price of our common stock, and could deprive optionees of any further price appreciation in the common stock underlying their replacement options. For example, if our common stock were acquired in a cash merger before the Replacement Grant Date, the Fair Market Value on the Replacement Grant Date, and therefore the price at which we grant the replacement options, would likely be a price at or near the cash price paid for the common stock in the transaction. Participating optionees would therefore not receive the benefit of any premium over Fair Market Value paid for our common stock in the transaction, because the exercise price of the replacement options would incorporate that premium. In addition, if we were acquired for stock consideration, tendering optionees might receive options to purchase shares of a different issuer. (Page 25)

 .  What are the tax consequences of my participation in the Offer?

     This section discusses only U.S. federal income tax consequences of the Offer. If you live and work in a foreign country, you should consult your own tax and financial advisors to determine the tax, social insurance and other financial consequences of the Offer applicable to your personal circumstances and the country in which you live and work.

     We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for U.S. federal income tax purposes. This means that, at the time your options are cancelled or at the time we grant you the replacement options, you will not recognize taxable income.

     If your cancelled option was an ISO, we intend to treat your replacement option as an ISO to the extent permitted by applicable law. Because the replacement option will be treated as a new grant, however, the replacement option must satisfy the ISO requirements as of the Replacement Grant Date. For example, the replacement option will be subject to the $100,000 annual limit on ISOs first becoming exercisable, and the two-year holding period required for favorable tax treatment of ISOs will restart on the Replacement Grant Date.

     If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect the U.S. federal tax treatment of any ISO you hold. The Internal Revenue Service (the "IRS") may assert, however, that any ISOs that were eligible for exchange have been modified for purposes of the ISO rules because you received a benefit in having the right to exchange those ISOs, even if you declined to participate in the Offer. A successful assertion by the IRS that the Offer itself modifies an ISO could result in an extension of your ISO holding period and, to the extent you sell shares before the holding period expires, cause all or a portion of your ISO to be taxed as an NSO We do not believe that the Offer constitutes an ISO modification for any holder who does not tender the ISO, however, and we do not believe that the IRS will assert such a position. In any event, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of any options you do not tender. (Pages 25-26)

     You should consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.

 .  Are there any conditions to the Offer?

     The Offer is subject to those conditions discussed in this Offering Memorandum. The Offer is not conditioned, however, on the tender by a minimum number of optionees or the tender of options covering a minimum number of shares. (Pages 23-24)

 .  What do WatchGuard's board of directors think of the Offer?

     Although our board of directors has approved the option exchange program and the Offer, neither we nor the board makes any recommendation as to whether you should tender, or refrain from tendering, your options. (Page 19)

Additional Questions
--------------------

 .  What happens if the replacement options end up out-of-the-money again?

     We consider the Offer to be a one-time-only offer. Although the Fair Market Value of our common stock will fluctuate over the 10-year term of the replacement options and could decline below the exercise price, we do not expect to offer another option exchange program in the foreseeable future. While we hope that our market performance will allow the replacement options to appreciate in value, we cannot guarantee our future stock price or that it will exceed the exercise price of the replacement options on the Replacement Grant Date or on any date thereafter.

 .  Who can I contact if I have questions about the Offer?

     For additional information or assistance, you should contact Janice Clusserath, our Director of Human Resources, at (206) 613-6616.

                      RISK FACTORS RELATING TO THE OFFER

     Participation in the option exchange program involves a number of potential risks. This section highlights the material risks of accepting the Offer and tendering your options for cancellation and exchange. You should carefully consider these risk factors and the risk factors relating to our business and financial condition described in the section entitled "Factors Affecting Our Operating Results, Our Business and Our Stock Price" included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. In addition, you should carefully read the remainder of this Offering Memorandum, the Election Form and the Notice of Change of Election for a more complete discussion of the risks that may apply to you before deciding to accept the Offer.

Economic Risks
--------------

 .  If the Fair Market Value of our common stock increases after the Cancellation
   Date, your cancelled options might have been worth more than the replacement options you receive in exchange for them.

     We cannot predict the exercise price of the replacement options. Because we will not grant replacement options for at least six months and one day after the Cancellation Date, the replacement options may have a higher exercise price than some or all of your cancelled options. For example, if you tender and we cancel options with a $25 exercise price and our stock price rises to $40 on the Replacement Grant Date, your replacement option will have a higher exercise price and therefore be worth less than your cancelled option.

 . Participating employees, consultants and directors will be ineligible to receive any options until the Replacement Grant Date.

     Employees, consultants and directors are generally eligible to receive option grants at any time that the board of directors chooses to make them. Because of the accounting consequences of option grants made within six months of the Cancellation Date, however, employees, consultants and directors who tender options will be ineligible to receive any option grants until after the Replacement Grant Date, which will be February 2, 2002 at the earliest. After that date, any additional grant(s) to you will be made at the sole discretion of the board.

 . If your Service Status changes before we grant the replacement option, you will receive neither a replacement option nor any other consideration for your cancelled option.

     Any election to tender you make and do not withdraw before the Expiration Time will be irrevocable after that time. Once we cancel your option, it is gone for good. The cancellation of your option gives you only a conditional right to receive a replacement option. This right is subject to, among other things, your having the same Service Status on the Replacement Grant Date as you had on the Cancellation Date. If your Service Status changes for any reason before the Replacement Grant Date, you will not receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option. Changes in Service Status include, without limitation, (a) the termination of your employment, consulting or director relationship with us, our subsidiary or any successor company in a merger or acquisition (as applicable) for any reason, including termination without cause or with good reason and termination as a result of death or disability, and (b) a change in the nature of your employment or engagement status (for example, from employee to consultant), in any case regardless of whether the change in Service Status is effected by you, by us (or our subsidiary) or by our successor company.

 . If we are acquired by another company before we grant the replacement option, you could be terminated and lose the right to receive a replacement option and will lose your current benefit of potential accelerated option vesting.

     If we are acquired by another company and the successor company in the acquisition assumes our obligation to grant replacement options, in order to receive a replacement option you will be required to have, as of the Replacement Grant Date, the same Service Status with the successor company as you had with us (or our subsidiary) on the Cancellation Date. Unless you enter into an employment agreement with the successor company, your employment, consulting or director relationship with that company will be at will, terminable by either party at any time and for any reason or no reason. The successor company could terminate you before the Replacement Grant Date, and you would lose your right to receive a replacement option or any other consideration.

     In addition, the Plans currently provide for accelerated vesting of options in specified circumstances in which you are terminated by an acquiring company without cause or with good reason within two years after we are acquired. If we are acquired between the Cancellation Date and the Replacement Grant Date, you will lose the benefit of this potential accelerated vesting for any options that we cancelled.

 . If we are prohibited by applicable law from granting new options, you will receive neither a replacement option nor any other consideration for your cancelled option.

     We will not grant replacement options if applicable law (including applicable federal, state or foreign statues, rules, regulations, orders and policies or the requirements of governmental and nongovernmental entities to which we are subject) prohibits us from doing so. Such a prohibition could result from changes in the rules, regulations or policies of the Securities and Exchange Commission (the "SEC") or in the listing requirements of the Nasdaq National Market. We are unaware of, and do not anticipate, any such prohibition at this time, and we will use all reasonable efforts to effect the transactions contemplated by the Offer. If the cancellation of tendered options or the grant of replacement options is prohibited, however, we will not grant you any replacement options and you will not receive a replacement option, the return of your cancelled option or any other compensation for your cancelled option.

Tax-Related Risks for U.S. Residents
------------------------------------

 . Your replacement option may not qualify for ISO treatment even if your cancelled option was an ISO.

     If your cancelled option was an ISO, we intend to treat your replacement option as an ISO, but only to the extent that it qualifies as an ISO under
Section 422 of the Code. For example, the Fair Market Value of shares subject to ISOs that first become exercisable by the optionee in any calendar year cannot exceed $100,000, as determined using the aggregate exercise price of the ISOs. To the extent the aggregate exercise price of your ISOs exercisable in any one calendar year exceeds this $100,000 limit, your ISOs will be treated as NSOs. Your participation in the Offer could cause your ISOs to exceed this limit, because both the portion of your cancelled ISO(s) that became exercisable before the Cancellation Date and your replacement options will count toward the limit.

 .  Even if you elect not to accept the Offer, your ISOs may be affected.

     We believe that if you decline to participate in the option exchange program, the Offer will not affect the U.S. federal income tax treatment of the ISOs you hold, your subsequent exercises of those ISOs and any sales of shares acquired upon the exercise of those ISOs. However, the IRS may characterize the option exchange program as a "modification" of your ISOs, even if you do not participate. We do not believe that the Offer constitutes a modification of any ISO that is not tendered, and we do not believe that the IRS will assert such a position. A successful assertion by the IRS of this position, however, could extend the holding period necessary for your ISOs to qualify for favorable tax treatment.

Business-Related Risks
----------------------

     For a description of risks related to our business, you should review the section entitled "Factors Affecting Our Operating Results, Our Business and Our Stock Price" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001. Section 19 of this Offering Memorandum provides information on how you may obtain a copy of the quarterly report and our other SEC filings, free of charge.

              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

                                 INTRODUCTION

     WatchGuard Technologies, Inc. is offering to exchange outstanding stock options to purchase shares of our common stock that (a) were granted under our 1996 Stock Incentive Compensation Plan and our 2000 Stock Option Plan (the "Plans"), (b) have an exercise price equal to or greater than $15 (or that have a lower exercise price than any option tendered for exchange and were granted within the six months preceding the Cancellation Date, as described below) and
(c) are held by eligible optionees, for replacement stock options we intend to grant in the future. Eligible optionees include all optionees who are employees (both full and part time, and including officers), consultants or directors of WatchGuard or our subsidiaries on the date the Offer (as defined below) commences. For each option that we accept for cancellation and exchange, the tendering optionee will be entitled to receive a replacement option, to be granted under the applicable Plan on the date (the "Replacement Grant Date") that is six months and one day (or as soon as practicable thereafter) after the date on which we cancel the option (the "Cancellation Date"), provided that the status of the optionee's relationship as an employee, consultant or director (as applicable) of WatchGuard, our subsidiary or any successor company to WatchGuard in a merger or acquisition (as applicable) (the optionee's "Service Status") is the same on the Replacement Grant Date as it was with us (or our subsidiary) on the Cancellation Date. The exercise price of the replacement option will be the average of the high and low sales prices of a share of our common stock as reported on the Nasdaq National Market (the "Fair Market Value") on the Replacement Grant Date. Except as described in Section 2 of this Offer to Exchange Certain Outstanding Stock Options (the "Offering Memorandum"), the replacement options will be vested and exercisable to the same degree as the cancelled option would have been had it not been cancelled. The terms of the replacement option are described in more detail in Section 2 of this Offering Memorandum.

     We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment
B) and form of Agreement to Grant Replacement Option (Attachment C), as they may be amended from time to time, constitute the "Offer." The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of options covering a minimum number of shares.

                             ---------------------

                                   THE OFFER

1. Eligible Options; Replacement Options; Employment Status; Expiration and Extension of Offer; Notification.

     Options Subject to Offer. Upon the terms and subject to the conditions of the Offer, any options (or the remaining unexercised portions of partially exercised options) that (a) are held by eligible optionees, (b) are outstanding under the Plans as of the Cancellation Date and (c) have an exercise price equal to or greater than $15 may be tendered pursuant to the Offer. We will not accept any tender of less than all of an unexercised option (or, in the case of a partially exercised option, less than all of the remaining unexercised portion of the option). In addition, in order to be eligible to participate in the option exchange program, you must agree to automatically tender any options granted to you within the six-month period preceding the Cancellation Date that have an exercise price lower than the exercise price of any option you tender (including those options with an exercise price below $15).

     As of June 25, 2001, options to purchase an aggregate of 6,524,715 shares of our common stock were outstanding under the Plans, which number represents 99% of the shares subject to options outstanding under all three of our stock option plans. The options granted under our 2000 Qiave Stock Option Plan are not eligible for tender because the exercise price of each option granted under the Qiave plan is less than the $15 threshold for participation in the option exchange program. Of the options outstanding under the Plans, options to purchase 2,866,559 shares of our common stock, or 44% of the shares subject to options outstanding under the Plans and 44% of the shares subject to options outstanding under all of our stock option plans, were eligible for tender in the Offer. This information includes options that could be automatically tendered as a result of being granted within the six months preceding the Cancellation Date with a lower exercise price than a tendered option.

     Replacement Options. For each option that you properly tender and we accept for exchange, unless we terminate the Offer in accordance with its terms, you will be entitled to receive, on the Replacement Grant Date, a replacement option to purchase the number of shares that were subject to the cancelled option (or the unexercised portion of the cancelled option), at a price per share equal to the Fair Market Value on the Replacement Grant Date. The terms of the replacement option will be as described in Section 2 of this Offering Memorandum.

     Employment Status. If you do not have, on the Replacement Grant Date, the same Service Status with us, our subsidiary or any successor company in a merger or acquisition (as applicable) as you had with us on the Cancellation Date, you will not receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option. In other words, if your Service Status changes before the Replacement Grant Date for any reason, you will receive nothing for your cancelled option. Changes in Service Status include, without limitation, (a) the termination of your employment, consulting or director relationship with us, our subsidiary or our successor company, including termination without cause or with good reason and termination as a result of death or disability, and (b) a change in your employment or engagement status (for example, from employee to consultant), in any case regardless of the reason for the change in Service Status and whether the change is effected by you, by us (or our subsidiary) or by our successor company.

     Expiration and Extension of Offer. The Offer, and your right to tender options and to withdraw or change any previous election to tender options, will expire (the "Expiration Time") at 5:00 p.m., Pacific time, on Tuesday, July 31, 2001, or if we, in our discretion, extend the Offer, at 5:00 p.m. on the last day of the extended Offer period. If you wish to accept the Offer and participate in the option exchange program, you must make a voluntary election before the Expiration Time to tender one or more unexercised options for cancellation and exchange. Any tender of options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. If you do not tender options before the Expiration Time, those options will remain intact, with their current exercise price, vesting schedule and other terms.

     If we decide to extend the Offer, we will notify you of the extension no later than 9:00 a.m., Pacific time, on Friday, July 27, 2001. If we extend the Offer, we must receive the required documents before the extended Expiration Time. Section 17 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.

2.  Terms of Replacement Options.

     Each replacement option will be granted under the Plan from which the cancelled option was granted. We will enter into a new stock option agreement with each participating optionee with respect to each replacement option granted pursuant to the Offer.

     Term. Each replacement option will have a term of ten years, beginning on the Replacement Grant Date.

     Shares Subject to Option. The number of shares of our common stock subject to the replacement option will be equal to the number of shares subject to the cancelled option (or the unexercised portion of the cancelled option, in the case of a partially exercised option), as adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur between the Cancellation Date and the Replacement Grant Date.

     Vesting Schedule. On the Replacement Grant Date, the replacement option will be vested and exercisable as to the number of shares equal to the number of shares that would have vested as of the Replacement Grant Date under the cancelled option had the option continued to vest on its original vesting schedule. An additional 2.0833% of the replacement option (or the percentage specified in the stock option agreement for the cancelled option, if different) will vest thereafter on each monthly anniversary of the Replacement Grant Date, so long as the optionee continues his or her Service Status.

     The calculation of the number of shares that will be vested on the Replacement Grant Date will be based on the number of shares that would actually have been vested on that date. Our stock options vest in monthly, not daily, installments: the portion of an option that vests monthly vests all at once on each monthly anniversary of your grant date. For example, if your option was granted on January 15 and vests 2.0833% monthly, 2.0833% of the option will vest on February 15, another 2.0833% will vest on March 15, and so on, rather than vesting as to 0.069% daily. Your replacement option will not be vested with respect to any shares that would have vested under the cancelled option between your last monthly vesting date before the Replacement Grant Date and the Replacement Grant Date. That is, you will receive credit for the number of shares that actually would have vested under the cancelled option as of the Replacement Grant Date, which does not include prorated vesting credit for any days between your last monthly vesting date and the Replacement Grant Date.

     Because vesting of our options suspends during leaves of absences, if you take a leave of absence between the Cancellation Date and the Replacement Grant Date, you will not receive vesting credit for the time you are on leave.

     The examples below illustrate how we will calculate the vesting of the replacement option.

     This table illustrates the vesting schedule of shares subject to the replacement option. The example assumes two options to purchase 5,000 shares, vesting 2.0833% monthly (104.165 shares per month) with original grant dates of January 1, 2000 and January 15, 2000, respectively and a Replacement Grant Date of February 2, 2002.

                                                            Amount To Be Vested After
                       Amount to be                           Replacement Grant Date                  Date on
                   Vested on Replacement                    (104.165 shares per month)            Which Option Is
 Grant Date         Grant Date, 2/2/02                 3/2/02                      4/2/02           100% Vested
 ----------        ---------------------              --------                    --------        ---------------
  1/01/00                2,604.13                     2,708.30                    2,812.46            1/02/04

  1/15/00                2,499.96                     2,604.13                    2,708.30            2/02/04

     Exercise Price. The exercise price for the replacement option will be the Fair Market Value on the Replacement Grant Date. We cannot predict what our stock price will be on that date, and the exercise price of a replacement option may be higher than the exercise price of the cancelled option for which it was exchanged.

     ISO Status. A replacement option granted under the 1996 Stock Incentive Compensation Plan will be an ISO to the extent the cancelled option (a) was an incentive stock option ("ISO") and (b) qualifies as an ISO under Section 422 of the Internal Revenue Code (the "Code"). Depending on the applicability of the ISO tax rules, all or part of a replacement option may not qualify for ISO treatment. See Section 10 for a discussion of ISO treatment and other provisions of the U.S. tax code applicable to the Offer. All replacement options granted under the 2000 Stock Option Plan will be nonqualified stock options ("NSOs").

     Other Terms. Other terms of the replacement option will be substantially identical to those of the cancelled option, as set forth in the stock option agreement for the cancelled option and the applicable Plan. You should carefully review your stock option agreement for any option you may tender, as well as the applicable Plan and Plan summary, to familiarize yourself with the terms to which the replacement options would be subject.

     We will provide you with additional copies of the Plans, Plan summaries and applicable stock option agreements to any optionee free of charge, upon request to Janice Clusserath, our Director of Human Resources, at WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, telephone (206) 521-8340.

     Our descriptions in this Offering Memorandum of the replacement options to be granted under the Plans are summaries and do not purport to be complete. They are subject to, and are qualified in their entirety by reference to, the provisions of the Plans and the applicable stock option agreements.

3.  Purpose of the Offer; No Extraordinary Transactions; No Recommendation.

     Purpose of the Offer. We grant options under the Plans to enhance our long-term stockholder value by offering opportunities to our employees, consultants and directors to participate in our growth and success, to give them incentive to help our business succeed and to encourage them to acquire and maintain stock ownership in WatchGuard. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our shares. By offering to exchange outstanding options for replacement options that will have an exercise price equal to the Fair Market Value on the Replacement Grant Date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and create better performance incentives, thereby maximizing stockholder value. Because we will not grant the replacement options until at least six months and one day after the Cancellation Date, however, the replacement options may have a higher exercise price than that of the cancelled options.

     Extraordinary Transactions. Effective as of July 1, 2001, we have appointed Jim Cady to the position of President and Chief Operating Officer. Chris Slatt has resigned as President but continues as Chief Executive Officer and Chairman of the Board. In addition, we have agreed with Mr. Cady that he will serve as a member of our board of directors, subject to board and stockholder approval.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our corporate structure, ownership or organization. We also consider from time to time adopting various measures, such as a stockholder rights plan, that could impede the acquisition of control of WatchGuard by any person. Finally, we may add additional qualified members to our board of directors or expand our senior management team. Any of these transactions or changes could significantly affect the Fair Market Value of our common stock. If we engage in such a transaction or make such a change before the Replacement Grant Date, the Fair Market Value of our common stock could increase (or decrease) in value, and the exercise price of the replacement options could be higher (or lower) than the exercise price of options you elect to tender as part of the Offer. You will be at risk for any such increase in the Fair Market Value before the Replacement Grant Date, and therefore at risk that the exercise price of your replacement options will be higher than the exercise price of your cancelled options, for these or any other reasons.

     Subject to the foregoing and except as otherwise disclosed in this Offering Memorandum or in our SEC filings, neither we nor any of our executive officers or directors presently have any plans or proposals that relate to or that would result in any of the following:

     . any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving WatchGuard;

     . any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     . any material change in our present dividend policy, indebtedness or capitalization;

     . any change in our present board of directors or management, including a change in the number or term of directors or filling any existing board vacancies, or any change in a executive officer's material terms of employment;

     .  any other material change in our corporate structure or business;

     . the failure of our common stock to be quoted on Nasdaq, the eligibility of our common stock for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act"), or the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     . the acquisition by any person of a material amount of our common stock or the disposition of a material amount of our common stock; or

     . any change in our certificate of incorporation or bylaws or the taking of any actions that may impede the acquisition of control of WatchGuard by any person.

     No Recommendation. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options, and we have not authorized anyone to make such a recommendation.

     You should carefully evaluate, in consultation with your own legal, financial and tax advisors, the information provided in this Offering Memorandum and to which we have referred you. You must make your own decision as to whether you should tender your options.

4.  Procedure for Tendering Options.

     Proper Tender of Options. To validly tender one or more options for cancellation and exchange pursuant to the Offer, you must fully and correctly complete, execute and deliver an Election Form to us, together with any other required documents, before the Expiration Time. You may deliver the required documents to Janice Clusserath, our Director of Human Resources, using one of the methods indicated below.

      Method of Delivery                         Deliver To
      --------------------------------------------------------------------------
      Hand delivery          Janice Clusserath. You must obtain a written
                             receipt from Ms. Clusserath.

      Facsimile              (206) 613-6600. You must obtain a fax confirmation.

      Registered Mail or     Janice Clusserath
      Overnight Courier      Director of Human Resources
                             WatchGuard Technologies, Inc.
                             505 Fifth Avenue South, Suite 500
                             Seattle, WA  98104-3892
                             Phone:  (206) 613-6616

                             If you deliver by mail, you must use registered mail, signature requested. If you deliver by overnight courier, you must obtain a signature at delivery.

The delivery and method of delivery of all documents, including the Election Form, Notice of Change of Election and any other required documents, are at your own risk. In all cases, you should allow sufficient time to ensure timely delivery.

     Options to Be Tendered. We will not accept partial tenders of option grants. If you tender, you must tender all or none of an unexercised option or the entire remaining portion of a partially exercised option. If you tender the remaining unexercised portion of an eligible option that you have partially exercised, you will receive a replacement option for the same number of shares as were subject to the unexercised portion of your cancelled option.

     In addition, if you tender options for exchange, any options granted to you within the six-month period preceding the Cancellation Date that have a exercise price lower than the exercise price of any option you tender will automatically be tendered as well. We currently expect to cancel properly tendered options on August 1, 2001, which means that unless we extend the Offer and the Cancellation Date is correspondingly delayed, you will be required to tender any options granted to you since February 1, 2001 that have a lower exercise price than any option you tender.

     Signatures. Any Election Form for a particular option must be executed by the optionee who tendered the option, exactly as the optionee's name appears on the stock option agreement evidencing that option, or by the optionee's duly authorized fiduciary or representative. If the Election Form is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Election Form his or her full title and provide proper evidence of his or her authority to act in that capacity.

     Determination of Validity; Rejection of Tendered Options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents and the validity, eligibility (including time of receipt) and acceptance of tenders. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options, including those tendered on Election Forms that we determine are not in appropriate form or that we determine are unlawful to accept.

     Waiver of Defects; No Obligation to Give Notice of Defects. We reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular option or by any particular optionee. No tender of options will be deemed to have been properly made until all defects or irregularities have been waived by us or cured by the tendering optionee by the Expiration Time or such other time as we may determine. Neither we nor any other person is obligated to give notice of any defects or irregularities in Election Forms or any other documents relating to tendered options, and neither we nor any other person will incur any liability for failure to give any such notice. The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.

     Your Tender and Our Acceptance Constitute an Agreement. Your tender of an option for cancellation and exchange in accordance with the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of an option you tender will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Offer. If we cancel an option you tender, the stock option agreement for that option will be cancelled automatically, without any further action by any party and regardless of whether you submit the agreement to us, and will be of no further force and effect.

5.  Withdrawal or Change of Election.

     You may withdraw or change your tender of one or more options that you have previously tendered at any time before the Expiration Time. In addition, if we have not accepted your election to tender by 5:00 p.m., Pacific time, on the 40th business day following the commencement of the Offer (which will be August 28, 2001, unless we extend the Offer), you may withdraw your election to tender after that time.

     To withdraw or change your election to tender, you must deliver to Janice Clusserath, our Director of Human Resources, using one of the methods of delivery described in Section 4, before the Expiration Time, a completed Notice of Change of Election, in which you specify the options you now elect to tender (omitting any options you no longer wish to tender). A properly submitted Notice of Change of Election will replace any previously submitted Election Form, and the previously submitted Election Form will be disregarded, to the extent specified in the Notice of Change of Election, and you will be deemed to have tendered only the options listed (if any) on the Notice of Change of Election. You may not rescind a withdrawal or change of election: if you wish to add or delete options or make other changes to any Election Form or Notice of Change of Election, you must submit a new Notice of Change of Election. If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, that option will not be deemed properly tendered for purposes of the Offer unless and until you properly re-tender the option before the Expiration Time following the change of election procedures described above.

     Signatures. Any Notice of Change of Election for a particular option must be executed by the optionee who tendered the option, exactly as the optionee's name appears on the stock option agreement evidencing that option, or by the optionee's duly authorized fiduciary or representative. If the Notice of Change of Election is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Notice of Change of Election his or her full title and provide proper evidence of his or her authority to act in that capacity.

     Determination of Validity; Rejection of Change of Election. We will determine, in our discretion, all questions and interpretations as to the Notice of Change of Election and other documents and the validity, eligibility (including time of receipt) and acceptance of any change to or withdrawal of an election to tender. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all withdrawals of or changes to an election to tender, including those tendered on Notices of Change of Election that we determine are not in appropriate form or that we determine are unlawful to accept.

     No Obligation to Give Notice of Defects. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change of Election, and neither we nor any other person will incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any Notice of Change of Election. Our determination of these matters will be final and binding on all parties.

6. Acceptance and Cancellation of Options; Grant of Replacement Options; No Option Grants Between Cancellation and Replacement.

     Acceptance and Cancellation of Options. Upon the terms and subject to the conditions of the Offer, on the day following the Expiration Time (or as soon as practicable thereafter), we plan to accept for exchange and cancellation all options that have been properly tendered and not validly withdrawn before the Expiration Time. Once we cancel an option, you will no longer have any rights with respect to that option except for the right to receive the replacement option in accordance with the terms and conditions of the Offer.

     For purposes of the Offer, we will be deemed to have accepted options for exchange as of the time we give oral or written notice to the tendering optionees of our acceptance of the options for exchange. We may notify our optionees of the time of acceptance by press release. Subject to our rights to extend, terminate and amend the Offer, we currently plan to accept as soon as practicable after the Expiration Time all properly tendered options that are not validly withdrawn by that time.

     Grant of Replacement Options. Subject to the terms and conditions of the Offer, for each option that you tender and we accept, we will grant you the replacement option on the Replacement Grant Date. For example, if we accept options you properly tender by 5:00 p.m. on July 31, 2001, the scheduled Expiration Time, and cancel them on August 1, 2001, we will grant your replacement options on or about February 2, 2002. If we extend the Offer, the Replacement Grant Date will be correspondingly delayed. As promptly as practicable after the Cancellation Date, we will issue to you an Agreement to Grant Replacement Option with respect to each of your cancelled options, in which we will commit to grant to you, on a date no earlier than February 2, 2002, a replacement option to purchase the same number of shares as were subject to your cancelled option (or the unexercised portion thereof), provided that you have the same Service Status on the Replacement Grant Date as you had on the Cancellation Date. The terms of the replacement option will be as described in
Section 2 of this Offering Memorandum.

     If, for any reason, your Service Status on the Replacement Grant Date has changed from your Service Status on the Cancellation Date, you will not receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option.

     No Option Grants Between Cancellation and Replacement. Because current accounting rules would require us to record a variable compensation charge against our earnings for any grants, including performance-based or bonus grants or promotional grants, made during the period between the Cancellation Date and the Replacement Grant Date to participants in the option exchange program, participants will be ineligible to receive any option grants during that period. Any additional option grant(s) to you after the Replacement Grant Date will continue to be at the discretion of our board of directors.

7.   Conditions to the Offer; Waiver of Conditions.

     Conditions to the Offer. Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange. In addition, we may terminate or amend the Offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time after the commencement of the Offer and before the Expiration Time, we determine that any of the following events has occurred and that, in our reasonable judgment and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of the event makes it inadvisable for us to proceed with the Offer or with the acceptance and cancellation of options properly tendered for exchange:

     . any pending or threatened litigation or proceeding by any governmental, regulatory or administrative agency or authority that

          (a) directly or indirectly challenges the making of the Offer or the cancellation of some or all of the tendered options or the issuance of replacement options pursuant to the Offer, or otherwise relates in any manner to the Offer; or

          (b) in our reasonable judgment, could materially and adversely affect our business, financial condition, assets, income, operations or prospects or materially impair the contemplated benefits to us of the Offer;

     . any action pending, threatened or taken, any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, enacted, entered, amended, enforced or deemed to be applicable to the Offer or WatchGuard by any court or any authority, agency or tribunal that could, in our reasonable judgment, directly or indirectly:

          (a) make acceptance of the tendered shares for exchange or the grant of replacement options for some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer, or otherwise relate in any manner to the Offer;

          (b) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the tendered options;

          (c)  materially impair the contemplated benefits to us of the Offer;
               or

          (d) materially and adversely affect our business, financial condition, assets, income, operations or prospects.

     . any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record a compensation expense against our earnings for financial reporting purposes in connection with the Offer;

     . announcement of such a merger or acquisition or the public disclosure of a tender or exchange offer for our common stock by another person or entity; or

     . any change in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or could materially impair the contemplated benefits to us of the Offer.

     Waiver of Conditions. The conditions to the Offer are for our benefit. We may assert them at our discretion, regardless of the circumstances from which they arise, before the Expiration Time. We may waive one or more of these conditions at our discretion, in whole or in part, with respect to all options and optionees or particular options and optionees, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer or waive any condition with respect to any other option or optionee. Our failure at any time to exercise any right will not be deemed a waiver of that or any other right, and the waiver of any right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding on all persons.

8.  Source and Amount of Consideration.

     In exchange for each outstanding option properly tendered and accepted for cancellation and exchange, the tendering optionee will be entitled to receive a replacement option to be granted under the Plan from which the cancelled option was granted. The number of shares subject to the replacement option will equal the number of shares subject to the unexercised portion of the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur between the Cancellation Date and the Replacement Grant Date.

     If we receive and accept tenders of all eligible options held by all optionees eligible to participate in the Offer, subject to the terms and conditions of the Offer, we will grant replacement options to purchase an aggregate of 2,866,559 shares of our common stock. The shares issuable upon exercise of the replacement options for options eligible for tender would represent approximately 44% of the shares subject to all options outstanding as of June 25, 2001 under our three stock option plans and approximately 11% of our common stock outstanding as of June 25, 2001.

     The only consideration that an optionee will receive for a tendered option we accept for exchange pursuant to the Offer is the right to receive the replacement option, on the terms and subject to the conditions of the Offer.

9.  Effect of a Change of Control Before the Replacement Grant Date.

     It is possible that we could enter into a merger or other acquisition agreement with another entity before the Replacement Grant Date, although we have no plan to do so at this time. Our Agreement to Grant Replacement Option is a binding contract. Under contract law, any successor company to WatchGuard would be obligated to honor that commitment unless it procures a waiver from the participating optionees. If, however, your Service Status with the acquiring company on the Replacement Grant Date were different than your Service Status with us on the Cancellation Date, for any reason, you would lose your right to receive a replacement option or any other consideration for your cancelled option, just as you would had we not been acquired. Unless you were to enter into an employment agreement with the acquiring company, your employment, consulting or director relationship with that company would be at will, terminable by either party at any time and for any reason or no reason, and your employment or service could be terminated by the acquiring company before the Replacement Grant Date. In addition, if we cancel your options and are then acquired before the Replacement Grant Date, you would lose the benefit of the accelerated vesting that the Plans currently provide in certain circumstances in which you are terminated without cause or with good reason within two years after we are acquired, because you would have no options to accelerate.

     In any event, effecting a merger or acquisition transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the market price of our common stock. Depending on the structure of the transaction, tendering optionees might be deprived of any further price appreciation in the common stock underlying their replacement options. For example, if our common stock were acquired in a cash merger before the Replacement Grant Date, the Fair Market Value on the Replacement Grant Date (and therefore the price at which we grant the replacement options) would likely be a price at or near the cash price paid for the common stock in the transaction. Participating optionees would therefore not receive the benefit of any premium over Fair Market Value paid for our common stock and common stock equivalents in the transaction, because the exercise price of the replacement options would incorporate that premium. In addition, if we were to be acquired for stock consideration, tendering optionees might receive options to purchase shares of a different issuer (for example, if the surviving corporation is not WatchGuard).

10.  U.S. Federal Income Tax Consequences.

     The following is a summary of the U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This summary does not purport to be a complete description of all federal, state and foreign tax consequences of the Offer, and is based on U.S. federal tax law in effect as of the date of the Offer. The summary is subject to, and is qualified in its entirety by reference to, the provisions of the Plans and the related forms of stock option agreements. Because the summary may not address all issues relevant to your personal circumstances or to the country in which you live and work, you should consult with your own tax and financial advisors to determine the tax and other financial consequences of the Offer that may be applicable to you.

     Nontaxable Exchange. We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for federal income tax purposes. This means that you should not be required to recognize taxable income at the time your options are cancelled or at the time we grant you the replacement options.

     ISO Status. If the cancelled option was an ISO, the replacement option will be an ISO to the extent permitted by applicable law. Because the replacement option will be treated as a new grant under federal tax law, however, the replacement option must satisfy the ISO requirements as of the Replacement Grant Date. For example, the Code provides that, to the extent the aggregate exercise price of shares subject to ISOs held by an optionee that first become exercisable in any calendar year exceeds $100,000, the portion that exceeds $100,000 will be treated as an NSO. Both the portion of your cancelled ISO(s) that became exercisable before the Cancellation Date and your replacement ISO(s) count toward your $100,000 limit. As a result, all or part of your replacement option may not qualify for ISO treatment. In addition, the two-year holding period required for favorable tax treatment of ISOs will restart on the Replacement Grant Date.

     If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect any ISO you hold. The Internal Revenue Service (the "IRS") may assert, however, that any ISOs that were eligible for exchange have been modified for purposes of the ISO rules because you received a benefit in having the right to exchange those ISOs, even if you declined to participate in the Offer. We do not believe that the Offer constitutes an ISO modification for any holder who does not tender the ISO, and we do not believe that the IRS will assert such a position. A successful assertion by the IRS that the Offer itself modifies an ISO, however, could result in an extension of your ISO holding period. To the extent you dispose of your ISO shares before this extended holding period lapses, your ISO could be taxed as an NSO. In any event, however, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of any options you do not tender.

     Tax Consequences Related to Exercise of ISOs. You are not subject to federal income tax upon the exercise of an ISO. We will not be entitled to a tax deduction because of your exercise. If you sell the shares you receive upon the exercise of an ISO both more than one year after you exercise the ISO and more than two years after you were granted the ISO, the sale will result in the realization of long-term capital gain or loss in the amount of the difference between the amount you realized on the sale and your exercise price for the shares. Generally, if you sell or dispose of the shares before the foregoing holding requirements have passed, referred to as a "disqualifying disposition," you will recognize ordinary income, and we will receive a corresponding deduction, equal to the lesser of (a) the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price and (b) the excess of the amount you realized on the disposition over the exercise price.

     As described above, the favorable tax treatment associated with ISOs is available to you only to the extent that the value (as determined at the time of grant, based on the exercise price) of the shares covered by the ISO that are first exercisable in any single calendar year does not exceed $100,000. If ISOs that cover an aggregate amount of shares in excess of $100,000 become exercisable in the same calendar year, the excess will be treated as an NSO.

     Tax Consequences Related to Exercise of NSOs. When you exercise an NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to you as ordinary income. We will be entitled to a deduction in the same amount. In general, your tax basis in the shares you acquire by exercising an NSO is equal to the fair market value of the shares on the date of exercise. Upon a subsequent sale of any of these shares in a taxable transaction, you will realize capital gain or loss, which will be either long-term or short-term, depending on whether you held the shares for more than a year before the sale, in an amount equal to the difference between your basis in the shares and the sales price.

     Alternative Minimum Tax. You must pay alternative minimum tax ("AMT") in a particular year when it exceeds your regular federal income tax for that year. AMT is calculated based on alternative minimum taxable income, which is taxable income for federal income tax purposes, modified by certain adjustments and increased by tax preference items. The acquisition and disposition of options may subject you to AMT.

     In addition to this Offering Memorandum, you should review the section of the applicable Plan and Plan summary discussing U.S. federal tax consequences. We will provide a copy of either of the Plans and its Plan summary to any optionee free of charge, upon request to Janice Clusserath, our Director of Human Resources, at WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, telephone (206) 521-8340.

     This Offering Memorandum discusses only U.S. federal income tax consequences of the Offer. If you live and work in a foreign country, you should consult your own tax and financial advisors to determine the tax, social insurance and other financial consequences of the Offer applicable to your personal circumstances and the country in which you live and work.

11.  Information About WatchGuard.

     WatchGuard is a leading provider of Internet security solutions designed to protect enterprises that use the Internet for electronic commerce and secure communications. Our award-winning products and services include firewalls for access control, virtual private networks, or VPNs, for secure communications and our new ServerLock products for server content and application security. Our core market includes small- to medium-sized enterprises, or SMEs, large Internet-distributed enterprises, or IDEs, with ultra-high-speed connections supporting VPNs between the IDEs and their geographically dispersed branch offices and telecommuters, small and home offices, or SOHOs, with broadband connections, and telecommuters. Our recent acquisition of Qiave Technologies Corporation allowed us to expand our product line with a software-based solution designed to protect server content and applications from unauthorized and unintentional access and manipulation. Our innovative subscription-based LiveSecurity Service delivers threat responses, software updates, expert editorials, support flashes and virus alerts over the Internet, which enables enterprises to protect their data and communications in a continuously changing environment, with minimal effort.

     We incorporated in Washington in 1996 and reincorporated in Delaware in 1997. Our principal executive offices are located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, and our telephone number is (206) 521-8340. Our Web site is located at www.watchguard.com. The information on our Web site is not part of this Offering Memorandum.

12.  Financial Information.

     Financial Information. We incorporate by reference into this Offering Memorandum the financial information set forth in

     . the sections entitled "Selected Financial Data" and "Financial Statements and Supplementary Data" on page 29 and pages 46-69 of our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 28, 2001, and

     . the sections entitled "Financial Information" on pages 3 - 8 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001.

     Copies of our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 are available free of charge on the SEC's Web site and from WatchGuard upon request. See "Additional Information" beginning on page 33 of this Offering Memorandum for instructions on obtaining copies of these and other filings we have made with the SEC, including filings that contain our consolidated financial statements.

     Book Value Per Share. The book value per share of our common stock as of March 31, 2001 (the date of our most recent balance sheet presented) is $6.28.

     Computation of Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is the sum of pre-tax income or loss from continuing operations and fixed charges, and fixed charges is the sum of (a) all interest, whether expensed or capitalized, (b) amortization of debt issuance costs, (c) discounts or premiums related to indebtedness and (d) the estimated interest component of rental expense. We have a history of operating and net losses, and therefore no earnings have been available to cover fixed charges. Fixed charges for the quarter ended March 31, 2001 and for the years 2000 and 1999 are as follows (in thousands):

                                            Year Ended December 31,
                      March 31,             -----------------------
                        2001                 2000             1999
                       ------               -----------------------
                       $  73                $  50            $ 485

13. Price Range of Common Stock; Dividends; Prior Public Offerings; Prior Purchases of Subject Securities.

     Price Range of Common Stock. The common stock underlying the options is quoted on the Nasdaq National Market under the symbol "WGRD". The following table shows the high and low sales prices of our common stock for the periods indicated, as reported on Nasdaq.

                                              High                 Low
                                         ------------------  --------------
2001
Second Quarter.........................     $ 10.50              $ 5.00
First Quarter..........................       32.00                6.00

2000
Fourth Quarter.........................       60.13               17.81
Third Quarter..........................       73.50               45.00
Second Quarter.........................       90.94               27.00
First Quarter..........................      125.36               22.63

1999
Fourth Quarter.........................       40.00               13.81
Third Quarter..........................       18.38               10.38

     As of June 29, 2001, the last reported sales price of our common stock on Nasdaq was $10.25 per share. In addition to the other information you should consider in deciding whether to tender or hold your options, you should obtain current market quotes for our common stock.

     Dividends. We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

     Prior Public Offerings. In July 1999, we sold 3,500,000 shares of common stock in our initial public offering, at a price of $13 per share. Our selling stockholders sold an additional 379,570 shares. After accounting for underwriting discounts and commissions and other expenses, we received net proceeds of approximately $40.7 million. In February 2000, we sold 1,780,000 shares of common stock in a follow-on public offering, at a price of approximately $54 per share. Our selling stockholders sold an additional 2,314,000 shares. After accounting for underwriting discounts and commissions and other expenses, we received net proceeds of approximately $90.4 million.

     Prior Purchases of Subject Securities.  None.

14. Interests of Directors and Officers; Transactions in the Options; Agreements Involving the Options.

     Interests of Directors and Officers. Our directors and executive officers are eligible to participate in the Offer.

     A schedule of our directors and executive officers, including information regarding the beneficial ownership of eligible options by each such director and executive officer, is attached to this Offering Memorandum as Schedule A. As of June 25, 2001, our executive officers and nonemployee directors as a group held outstanding options under the Plans to purchase an aggregate of 584,288 shares of common stock. This number of shares represented approximately 9% of the shares subject to all options outstanding under the Plans as of that date and approximately 9% of the shares of common stock subject to options outstanding under all three of our stock option plans as of that date.

     Transactions in the Options. In the 60 days before and including June 30, 2001, we effected the following transactions involving options to purchase our common stock:

     . we granted options to purchase an aggregate of 39,250 shares of common stock to newly hired employees; and

     . we granted options to purchase an aggregate of 80,000 shares of common stock to employees as performance grants.

     None of our executive officers and directors (or the executive officers and directors of our subsidiaries) engaged in any transactions involving options to purchase our common stock in the 60 days before and including June 30, 2001.

     Agreements Involving the Options. We have entered into a stock option agreement with each optionee who was granted an option under the Plans. In addition, we have provided for the grant of options, as a condition to the acceptance of employment or subject to the fulfillment of conditions, in offer letters and employment agreements with employees, consultants and directors.

     Except as described above, there are no agreements, arrangements or understandings between us or our (or our subsidiaries') directors or officers and any other person with respect to options to purchase our common stock.

15.  Status of Options Acquired in the Offer; Accounting Consequences of the
     Offer.

     Status of Options Acquired in the Offer. We will cancel the options we acquire in the Offer and return the shares of common stock subject to those options to the option pool of the Plan from which the cancelled options were granted, where those shares will be available for the replacement option grants. To the extent the number of shares returned to the option pool upon cancellation of tendered options exceeds the number of shares we reserve for issuance upon the exercise of replacement options granted on the Replacement Grant Date, those shares will be available for future grants to eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market.

     Accounting Consequences of the Offer. We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer, for the following reasons:

     . we will not grant any replacement options for at least six months and one day after we cancel options tendered pursuant to the Offer; and

     . the exercise price of the replacement options will be equal to the Fair Market Value of our common stock on the Replacement Grant Date.

     If we were to grant the replacement options earlier than six months and one day after the Cancellation Date, we would face onerous accounting charges because the replacement options would be treated as variable awards for financial reporting purposes. We would be required to record, in each quarter, a compensation expense against our earnings equal to the difference between the then Fair Market Value of the replacement options and the exercise price of the replacement options. The higher the Fair Market Value of our common stock, the greater the compensation expense we would have to record against our earnings. This variable accounting and resulting quarterly charges would continue until the replacement options were exercised, cancelled or terminated.

     By deferring the grant of the new options for at least six months and one day, we believe we will avoid variable accounting treatment for the replacement options.

16.  Legal Matters; Regulatory Approvals.

     Legal Matters. If we are prohibited by applicable laws or regulations from granting replacement options during a period of reasonable length beginning immediately after the day that is six months and one day from the Cancellation Date, we will not grant replacement options. Although we are currently unaware of and do not anticipate any such prohibition, such a prohibition could result from future changes in SEC rules, regulations or policies or Nasdaq listing requirements. We will make all reasonable efforts to effect the transactions contemplated by the Offer, however, and expect to complete the Offer on the terms described in this Offering Memorandum. If the cancellation of tendered options or the grant of replacement options is prohibited, however, we will not grant you any replacement options and you will not receive a replacement option, the return of your cancelled option or any other compensation for your cancelled option.

     Regulatory Approvals. We are not aware of any material license or regulatory permit for our business that would be adversely affected by, or of any approval or other action by any domestic or foreign governmental, administrative or regulatory authority or agency that would be required for, our acquisition, cancellation and replacement of options as contemplated by the Offer. Should any such approval or other action be required or advisable, we presently contemplate that we would seek to obtain the approval or take the action. If we are unable to do so on acceptable terms, adverse consequences to our business or the Offer could result.

     Our obligation under the Offer to accept tendered options for exchange and to grant replacement options is subject to the terms and conditions of the Offer.

17.  Extension of Offer; Termination; Amendment; Notification.

     Right to Extend, Terminate, Delay. We expressly reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any options tendered for exchange, by giving oral or written notice of such extension to our eligible optionees or making a public announcement of such extension. We also expressly reserve the right, in our reasonable judgment, at any time before the Expiration Time, to terminate the Offer or to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether we have deemed any event listed in Section 7 to have occurred, by giving oral or written notice of such termination or postponement to our eligible optionees or by making a public announcement of such termination or postponement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-(f)(5) under the Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Right to Amend. Subject to applicable law, we further reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the compensation offered in the Offer to eligible optionees or by decreasing or increasing the number of options we seek to acquire in the Offer), by making public announcement of the amendment.

     If we materially change the terms of the Offer or the informational materials concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     Notification. If we decide to extend the Offer, we will notify you of the extension no later than 9:00 a.m., Pacific time, on Friday, July 27, 2001. We will disseminate promptly to our optionees any public announcement we make in connection with the Offer, in a manner reasonably designed to inform them of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

     If we take any of the following actions, we will publish notice or otherwise inform you in writing of the action:

     .  we change the compensation to be offered for cancelled options;

     .  we decrease the number of options eligible to be tendered in the Offer;
        or

     . we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon the exercise of options eligible for tender immediately before the increase.

If the Offer is scheduled to expire at any time before the tenth business day after, and including, the date that we first give notice of such an increase or decrease, we will extend the Offer to a

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date that is at least 10 business days following the notice. We will also notify you of any other material change in the information contained in this Offering Memorandum.

     For purposes of the Offer, a "business day" is any day other than Saturday, Sunday or a federal holiday.

18.  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

19.  Additional Information.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC.

     Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov.

     The SEC's Web site contains reports, proxy statements and other information regarding issuers, such as WatchGuard, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

     The SEC allows us to "incorporate by reference" into this Offering Memorandum the information we have filed with the SEC, which is considered to be a part of this Offering Memorandum. We incorporate by reference the following documents:

     . Our annual report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 28, 2001;

     . Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001; and

     . The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 26, 1999.

     The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this Offering Memorandum as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be part of this Offering Memorandum. If you find inconsistencies between any of these documents, or between an SEC document and this Offering Memorandum, you should rely on the statements made in the most recent document.

     Upon request, we will provide you with a copy of the SEC filings that have been incorporated by reference in this Offering Memorandum. You may request a copy of these filings, free of charge, by contacting:

     WatchGuard Technologies, Inc.
     Attention:  Investor Relations
     505 Fifth Avenue South, Suite 500
     Seattle, WA 98104
     (206) 521-8340

     The information contained in this Offering Memorandum should be read together with the information contained in these SEC documents to which we have referred you.

20.  Miscellaneous

     Forward-Looking Statements. This Offering Memorandum, the accompanying documents and the SEC filings listed above contain forward-looking statements, which provide our current expectations or forecasts of future events. We use words such as "anticipates," "believes," "expects," "future" and "intends," and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. They are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause our actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the section entitled "Risk Factors for Participating in the Offer" in this Offering Memorandum and the section entitled "Factors Affecting Our Operating Results, Our Business and Our Stock Price" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. You should not unduly rely on these forward-looking statements, which apply only as of the date of the document in which they are contained.

     Compliance With Applicable Law. We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. If we become aware of any jurisdiction in which the making of the Offer does not comply with applicable law, we will make a good-faith effort to comply with such law. If, after our good-faith effort, we cannot comply with applicable law, we will not make the Offer to, and we will not accept tenders from or on behalf of, the optionees residing in that jurisdiction.

     No Recommendation; Unauthorized Representations. We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum and the accompanying forms. You should rely only on the information contained in this Offering Memorandum, the

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accompanying forms and the SEC filings to which we have referred you, and you should not rely on any recommendation or any representation or information from any other source as having been authorized by us.

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                           GLOSSARY OF DEFINED TERMS

Business Day         Any day other than Saturday, Sunday or a federal holiday.

Cancellation Date    The date on which WatchGuard cancels your tendered
                     option(s), which will be one day (or as soon as practicable thereafter) after the Expiration Time.

Expiration Time      The time before which options must be tendered for exchange in order to participate in the option exchange program, which is 5:00 p.m., Pacific time, on Tuesday, July 31, 2001
                     (or, if the Offer is extended, 5:00 p.m., Pacific time on the last day of the extended Offer period).

Fair Market Value    The average of the high and low sales prices of a share of our common stock, as reported on the Nasdaq National
                     Market.

ISO                  Incentive stock option.

NSO                  Nonqualified stock option.

Offer Offering Memorandum, Election Form, Notice of Change of Election and Agreement to Grant Replacement Option.

Offering Memorandum  Disclosure document for the Offer to Exchange Certain
                     Outstanding Stock Options.

Plans                1996 Stock Incentive Compensation Plan and 2000 Stock
                     Option Plan.

Replacement Grant    The date on which we will grant replacement options,
Date                 which will be the date that is six months and one day (or
                     as soon as practicable thereafter) after the Cancellation
                     Date.

SEC                  The Securities and Exchange Commission.

Service Status       Your relationship as an employee, consultant or director
                     (as applicable) of WatchGuard, its subsidiary or any successor company in a merger or acquisition (as applicable).

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                                  SCHEDULE A

        Information Concerning the Directors and Executive Officers of
                         WatchGuard Technologies, Inc.

     The directors and executive officers of WatchGuard Technologies, Inc. and their titles as of June 29, 2001, are as follows:

     Christopher Slatt..............   Chief Executive Officer and Chairman of
                                       the Board

     Jim Cady.......................   President and Chief Operating Officer

     Steven Moore...................   Executive Vice President of Strategic
                                       Financial Operations, Secretary and
                                       Director

     Michael McConnell..............   Senior Vice President, Chief Financial
                                       Officer and Treasurer

     Stuart Ellman..................   Director

     Michael Hallman................   Director

     Andrew Verhalen................   Director

     Charles Waite Jr...............   Director


     The address of each director and executive officer is: c/o WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104-3892.